Exhibit 8.2

[Robinson & Cole LLP Letterhead]

March 19, 2009

The Apple Valley Bank & Trust Company

286 Maple Avenue

Cheshire, Connecticut 06410

Re:	Acquisition of The Apple Valley Bank & Trust Company

Ladies and Gentlemen:

We have acted as special counsel to The Apple Valley Bank & Trust Company, a Connecticut-chartered stock bank (“Apple Valley”), in connection with the proposed merger (the “Merger”) of Apple Valley with and into Valley Bank, a Connecticut-chartered stock bank and wholly owned subsidiary of New England Bancshares, Inc. a Maryland corporation (“New England Bankshares”), pursuant to the Agreement and Plan of Merger, dated as of January 14, 2009, among New England Bancshares, Valley Bank and Apple Valley (the “Merger Agreement”). At your request, we are rendering our opinion, pursuant to Section 6.01(e) of the Merger Agreement, concerning certain United States federal income tax matters.

For purposes of the opinion set forth below, we have relied, with the consent of New England Bancshares and the consent of Apple Valley, upon the accuracy and completeness of the statements and representations of a factual nature (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of New England Bancshares and Apple Valley dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the effective time of the Merger. We also have relied upon the accuracy of the Registration Statement on Form S-4 filed by New England Bancshares with the Securities and Exchange Commission in connection with the Merger (the “Registration Statement”) and the Prospectus/Proxy Statement contained therein (the “Prospectus/Proxy Statement”). We also have assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

The Apple Valley Bank & Trust Company

March 19, 2009

We have also assumed that: (i) the transactions contemplated by the Merger Agreement will be consummated in accordance therewith and as described in the Proxy Statement/Prospectus (and no transaction or condition described therein and affecting this opinion will be waived by any party); (ii) the Merger will qualify as a statutory merger under the applicable laws of the State of Connecticut; and (iii) the Merger will be reported by New England Bancshares and Apple Valley on their respective United States federal income tax returns in a manner consistent with the opinion set forth below.

We have examined the documents referred to above and the originals, or duplicates or certified or conformed copies, of such records, documents, certificates or other instruments and made such other inquiries as in our judgment are necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, administrative interpretations and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances surrounding the Merger, the opinion expressed herein may become inapplicable.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion, under currently applicable United States federal income tax law, that:

1.	The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; and

2.	New England Bancshares, Valley Bank and Apple Valley will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

The Apple Valley Bank & Trust Company

March 19, 2009

In addition, we hereby confirm our opinion set forth under the caption “Description of the Merger – Tax Consequences of the Merger” in the Proxy Statement/Prospectus, subject to the limitations and qualifications stated therein.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We are members of the Bar of the Connecticut, and we do not express any opinion herein concerning any law other than the federal law of the United States.

We are furnishing this opinion to you solely in connection with the transactions contemplated by the Merger Agreement, and it is not to be relied upon for any other purpose or by any other person or entity without our consent.

Very truly yours,

ROBINSON & COLE LLP

/s/ Robinson & Cole LLP